Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE
For More Information Contact:
Ron Black, President & CEO 336-644-9944	P.O. Box 2 Oak Ridge, NC 27310

Oak Ridge Financial Services Announces 2010 Results

Oak Ridge, North Carolina, March 11, 2011 – Oak Ridge Financial Services, Inc. (Nasdaq:BKOR), parent company of Bank of Oak Ridge, headquartered in Oak Ridge, North Carolina, reported financial results for 2010.

Financial Highlights:

•

Annual net income of $732,000, compared to $674,000 in the same period in 2009. Contributing to this increase were increases in net interest margin and noninterest income, offset by increases in noninterest expense and income tax expense. Of the $2.0 million increase in noninterest expense, $900,000 of it was attributable to an Employee Stock Ownership Plan accrual.

•	Annual net income available to common shareholders of $105,000, compared to $132,000 in the same period in 2009.

•	Allowance for loan loss of 1.71% of total loans as of December 31, 2010, compared to 1.44% and 1.00% as of December 31, 2009 and 2008, respectively.

•	Noninterest income of $4.2 million, up 26.8% from noninterest income of $3.3 million for the same period in 2009.

•

Noninterest expense of $14.0 million, up 17.0% from noninterest expense of $12.0 million for the same period in 2009. Excluding the $900,000 ESOP contribution, noninterest expense increased 9.5% on a year over year basis.

•	Total loans increased 2.1% to $256.5 million from December 31, 2009 to December 31, 2010.

•	Noninterest bearing deposits increased 30.7% to $26.8 million from December 31, 2009 to December 31, 2010.

Oak Ridge Financial Services, Inc. announced net income for the year ended December 31, 2010 of $732,000, compared to net income of $674,000 for the prior year period. After subtracting dividends and accretion on preferred stock, net income available for common shareholders was $105,000 and $132,000 for the years ended December 31, 2010 and 2009. Net income per diluted share was $0.06 and $0.07 for the years ended December 31, 2010 and 2009, respectively. Earnings in the current period were positively impacted by an increased net interest margin and an increase in noninterest income. Negatively impacting net income was an increase in noninterest expense driven in part by a $900,000 ESOP accrual.

Oak Ridge Financial Services President, Ron Black, in commenting on the results, noted, “Given the difficult economic environment, we are pleased that in 2010 we were able to increase our net interest margin and noninterest income over 2009 levels. Nonperforming assets were up from December 2009 to December 2010 as they were at many of the community banks in the state and our market. We continue to devote substantial efforts in servicing and reducing them. Additionally, net income for 2010 includes pretax ESOP accruals of $900,000 that were not present in 2009. The Company plans to utilize the ESOP accruals to increase our common equity at some point in the future, as we concluded that the ESOP is an effective way to raise capital, relative to other options available to us in this challenging economic environment.”

Mr. Black further commented “Our primary areas of focus for 2011 will be continuing to service our loan and other real estate owned portfolios and growing net interest income and noninterest income by providing extraordinary service to existing and prospective clients. We plan to continue to support our local economy by taking deposits, making loans, and providing financial advice to help our clients to help them navigate these difficult times. The community was incredibly supportive of our Bank in 2010 and we had increases in both loans and deposits. Lastly, at December 31, 2010 we were well-capitalized with capital available for future profitable growth.”

About Bank of Oak Ridge

Bank of Oak Ridge, headquartered in Oak Ridge, NC, is a community Bank with five banking offices in Oak Ridge, Summerfield and Greensboro. The Bank’s independent financial advisory division, Oak Ridge Wealth Management, operates out of an office in downtown Greensboro. The Bank offers a complete line of banking and investment services, including savings and checking accounts, mortgage and business loans, extended weekday and Saturday branch banking hours, same-day deposits, cash management services, business and personal internet banking with balance alerts and reminders, internet bill payment, remote check capture for businesses, mobile banking and accounts designed specifically for seniors, small businesses and civic organizations. For more information, contact Bank of Oak Ridge at 336-644-9944, or visit www.bankofoakridge.com.

Forward-looking Information

This form contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the Company’s markets, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Federal Deposit Insurance Corporation. The Company undertakes no obligation to update any forward-looking statements.

Oak Ridge Financial Services, Inc.

Unaudited Financial Highlights (dollars in thousands, except share and per share data)

(Unaudited)

	Three months ended December 31,			Year ended December 31,
	2010	2009	Change	2010	2009	Change
Income Statement Data:
Total interest income	$4,512	$4,920	(8.3)%	$18,105	$19,634	(7.8)%
Total interest expense	1,086	1,408	(22.9)	4,753	7,428	(36.0)

Net interest income	3,426	3,512	(2.4)	13,352	12,206	9.4
Provision for loan losses	508	998	(49.1)	2,406	2,544	(5.4)
Noninterest income	979	872	12.3	4,171	3,290	26.8
Noninterest expense	3,829	3,140	21.9	14,009	11,971	17.0
Provision for income taxes	30	73	(58.9)	376	307	22.5

Net income	$38	$173	(78.0)	$732	$674	8.6

Preferred stock dividends	96	46	108.7	385	305	26.2
Accretion of discount	63	59	6.8	242	237	2.1

Income available to common shareholders	$(121)	$68	(277.9)	$105	$132	(20.5)

Per share data and shares outstanding:
Basic net income per share (1)	$(0.07)	$0.04	(277.8)%	$0.06	$0.07	(14.3)%
Diluted net income per share (1)	(0.07)	0.04	(277.8)	0.06	0.07	(14.3)
Book value at period end	11.75	11.74	0.1	11.75	11.74	0.1

Weighted average number of common shares outstanding (000’s):
Basic	1,792.9	1,791.5	0.1%	1,792.5	1,791.5	0.1%
Diluted	1,792.9	1,791.5	0.1	1,792.5	1,791.5	0.1
Shares outstanding at period end	1,792.9	1,791.5	0.1	1,792.9	1,791.5	0.1

	December 31, 2010	December 31, 2009	Change
Balance sheet data
Total assets	$349,008	$338,048	3.2%
Loans receivable	256,486	251,300	2.1
Allowance for loan losses	4,375	3,667	19.3
Other interest-earning assets	71,853	65,812	9.2
Noninterest-bearing deposits	26,767	20,520	30.4
Interest-bearing deposits	273,508	271,164	0.9
Borrowings	17,248	17,248	—
Shareholders’ equity	27,873	27,592	1.0

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
Selected performance ratios:
Return on average assets (2)	0.04%	0.22%	0.21%	0.19%
Return on average stockholders’ equity (2)	(2.26)	1.31	1.95	2.42
Net interest margin (2)(3)	4.15	4.35	4.13	3.85
Net interest spread (2)(4)	3.99	4.19	3.97	3.68
Noninterest income as a % of total revenue	22.2	19.9	23.8	22.6
Noninterest income as a % of average assets (2)	1.1	1.0	1.2	1.0
Efficiency ratio (5)	86.92	71.62	79.95	77.25
Noninterest expense as a % of average assets (2)	4.3	3.6	4.1	3.5

	December 31, 2010	December 31, 2009	December 31, 2008
Asset quality ratios (at period end):
Nonperforming assets to period-end loans (6)	2.92%	1.61%	1.09%
Nonperforming assets to period-end assets (6)	2.14	1.20	0.61
Allowance for loan losses to period-end loans	1.71	1.46	1.00
Allowance for loan losses to total assets	1.25	1.08	0.76
Net loan charge-offs to average loans outstanding (2)	0.67	0.54	0.12

Oak Ridge Financial Services, Inc.

Unaudited Financial Highlights (dollars in thousands, except share and per share data)

(Unaudited)

	December 31, 2010	December 31, 2009	December 31, 2008
Capital ratios (Bank of Oak Ridge):
Total capital ratio	11.8%	11.5%	10.9%
Tier 1 capital ratio	10.5	10.2	9.8
Leverage capital ratio	8.0	8.1	8.0

	Three months ended December 31,			Year ended December 31,
	2010	2009	Change	2010	2009	Change
Total Revenue
Net interest income	$3,426	$3,512	(2.4)%	$13,352	$12,206	9.4%

Fees and other revenue:
Service charges on deposit accounts	166	252	(34.1)	723	897	(19.4)
Gain on sale of securities	—	38	(100.0)	386	38	915.8
Mortgage loan origination fees	233	86	170.9	605	489	23.7
Investment and insurance commissions	179	154	16.2	897	649	38.2
Fee income from accounts receivable financing	209	187	11.8	847	728	16.3
Debit card interchange income	135	91	48.4	490	337	45.4
Impairment loss on securities	—	(3)	n/a	(21)	(129)	n/a
Income earned on bank owned life insurance	39	47	(17.0)	165	195	(15.4)
Other service charges and fees	18	20	(10.0)	79	86	(8.1)

Total noninterest income	979	872	12.3	4,171	3,290	26.8

Total revenue	$4,405	$4,384	0.5	$17,523	$15,496	13.1

	Three months ended December 31,			Year ended December 31,
	2010	2009	Change	2010	2009	Change
Noninterest Expense
Salaries	$1,498	$1,212	23.6%	$5,709	$5,013	13.9%
Employee benefits	245	117	109.4	713	574	24.2
ESOP accrual	250	—	n/a	900	—	n/a
Occupancy expense	244	229	6.6	922	803	14.8
Equipment expense	242	217	11.5	876	777	12.7
Data and item processing	141	161	(12.4)	628	623	0.8
Professional and advertising	326	404	(19.3)	1,358	1,368	(0.7)
Stationary and supplies	49	53	(7.5)	257	241	6.6
Net loss on sale of foreclosed and repossessed assets	170	44	286.4	307	358	(14.2)
Telecommunications expense	50	4	1,150.0	223	222	0.5
FDIC assessment	135	337	(59.9)	519	739	(29.8)
Accounts receivable financing expense	71	57	24.6	282	222	27.0
Other	408	305	33.8	1,315	1,031	27.5

Total noninterest expense	$3,829	$3,140	21.9	$14,009	$11,971	17.0

	Three months ended December 31,			Year ended December 31,
	2010	2009	Change	2010	2009	Change
Average Balances
Total assets	$351,144	$342,318	2.6%	$345,443	$343,629	0.5%
Loans receivable	254,145	251,417	1.1	252,800	249,264	1.4
Allowance for loan losses	4,211	3,501	20.3	4,009	3,011	33.1
Other interest-earning assets	73,496	68,654	7.1	70,335	68,028	3.4
Total deposits	302,715	289,916	4.4	297,558	292,656	1.7
Total noninterest bearing deposits	26,275	20,382	28.9	23,457	19,836	18.3
Borrowings	17,248	22,824	(24.4)	17,256	23,679	(27.1)
Shareholders’ equity	28,203	27,551	2.4	28,237	27,984	0.9

(1)	Computed based on the weighted average number of shares outstanding during each period.
(2)	Ratios for the three- and twelve-month periods ended December 31, 2010 are presented on an annualized basis.
(3)	Net interest margin is net interest income divided by average interest earning assets.
(4)	Net interest spread is the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.
(5)	Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.
(6)	Nonperforming assets consist of non-accruing loans, restructured loans and foreclosed assets, where applicable.